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                        [WARBURG DILLON READ LETTERHEAD]

                               September 16, 1999

Special Committee of the Board of Directors
The Presley Companies
19 Corporate Plaza
Newport Beach, California 92660

Dear Members of the Special Committee:

     We understand that The Presley Companies, a Delaware corporation ("Presley"), is considering a transaction whereby (i) Presley Homes, a California corporation and a wholly-owned subsidiary of Presley (the "Buyer"), will purchase (the "Acquisition") substantially all of the real estate assets and certain other assets relating thereto (the "Acquired Assets") of William Lyon Homes, Inc., a California corporation (the "Seller"), and of certain partnerships (the "Partnerships") as identified in the Acquisition Agreement (as defined below) for consideration (the "Asset Purchase Consideration") of (a) $48.0 million (subject to adjustment as provided in the Acquisition Agreement) in cash and (b) the assumption by the Buyer of substantially all of the liabilities of the Seller and the Partnerships relating to the Acquired Assets (the "Assumed Liabilities"), (ii) William Lyon and William H. Lyon (together, the "Lyons") will make a cash tender offer (the "Series A Offer") to acquire up to 10,678,792 shares (subject to adjustment as provided in the Acquisition Agreement) of Series A Common Stock of Presley for a cash purchase price of $0.655 per share, (iii) Seller will purchase an aggregate of 9,434,813 shares (subject to adjustment as provided in the Acquisition Agreement) of Series B Common Stock of Presley for a cash purchase price of $0.655 per share pursuant to those certain Stock Purchase and Sale Agreements dated as of July 6, 1999 (collectively, the "Selling Series B Purchase Agreements") with each of GS Credit Partners, L.P., ING (U.S.) Capital, L.L.C. and The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (collectively, the "Selling Series B Stockholders"), and (iv) Presley will merge with and into one of its wholly-owned subsidiaries (the "Surviving Corporation"), in accordance with the terms set forth in the Acquisition Agreement (the "Merger"), which Merger will result in the implementation of certain transfer restrictions to reduce the risk of an ownership change for purposes of preserving Presley's tax net operating losses. The transactions set forth in clauses (i) through (iv) above are collectively referred to herein as the "Transactions." The terms and conditions of the Acquisition, the Series A Offer and the Merger are more fully set forth in the Purchase Agreement and Escrow Instructions (the "Acquisition Agreement") proposed to be entered into by and among the Seller, the Lyons, the Buyer and Presley.

     After consummation of the Transactions, the holders of the Series A Common Stock will receive one share of Surviving Corporation Common Stock for each five shares of Series A Common Stock and, to the extent any such holder of Series A Common Stock (other than the Lyons and the Selling Series B Stockholders (the "Contractually Non-Tendering Holders")) tenders shares of Series A Common Stock in the Series A Offer, cash for such shares, subject to the pro ration provisions of the Series A Offer (the shares of Surviving Corporation Common Stock and/or cash that may be received by each such holder of Series A Common Stock (other than the Contractually Non-Tendering Holders) after giving effect to the

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Transactions is referred to herein as the "Transaction Consideration"). You have informed us that the Seller is an entity controlled by William Lyon, the Chairman of the Board of Presley.

     You have requested our opinion as to the fairness, from a financial point of view, of the Transaction Consideration to be received by the holders of Series A Common Stock (other than the Contractually Non-Tendering Holders) after giving effect to the Transactions.

     For purposes of our opinion as expressed herein, we have assumed, with your consent, that (i) the Asset Purchase Consideration is fair to Presley and Buyer from a financial point of view, (ii) the consummation of the Transactions will not restrict or adversely affect the utilization by Presley of its tax net operating losses and (iii) after giving effect to the Transactions, the Common Stock of the Surviving Corporation will remain eligible for listing on the New York Stock Exchange.

     Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Special Committee of the Board of Directors of Presley in connection with the Transactions and will receive a fee upon the consummation thereof. In the ordinary course of business, WDR, its successors and affiliates may trade securities of Presley for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In connection with our engagement as financial advisor, at your direction, we contacted a number of third parties regarding their interest in making proposals for potential business combinations involving Presley, and held discussions with certain of these parties prior to the date hereof.

     Our opinion does not address Presley's underlying business decision to effect the Transactions or constitute a recommendation to any stockholder of Presley as to how such stockholder should vote with respect to the Merger or as to whether any stockholder should tender shares of Series A Common Stock in the Series A Offer. With your consent, we have not been asked to, nor do we, offer any opinion as to the material terms of the Selling Series B Purchase Agreements or, except as provided herein, the Acquisition Agreement or the form of any of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Acquisition Agreement will not differ in any material respect from the draft that we have examined, that each party to the Selling Series B Purchase Agreements and the Acquisition Agreement complies in all material respects with its respective obligations thereunder, that the transactions contemplated by the Selling Series B Purchase Agreements and the Acquisition Agreement will be consummated in accordance with the respective terms thereof, with no modification or waiver of any material term or condition thereunder (including the conditions to the Series A Offer) and that consummation of the Transactions in the manner contemplated by the Selling Series B Purchase Agreements and the Acquisition Agreement complies with all applicable laws. In rendering this opinion, we are not rendering any opinion as to the trading price of the common stock of Surviving Corporation following the Transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Presley, (ii) reviewed certain internal financial information and other data provided to us by Presley and Seller that is not publicly available relating to the business and financial prospects of Presley and the Acquired Assets and Partnerships, including estimates and financial projections prepared by the management of Presley and the Seller, (iii) conducted discussions with members of the senior management of Presley and the Seller, (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Presley (the "Comparables"), (v) considered certain pro forma effects of the Transactions on Presley's financial statements, (vi) reviewed the historical market prices and trading volumes of the Series A Common Stock and the common stocks of the Comparables, (vii) reviewed the Selling Series B Purchase Agreements and drafts of the

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Acquisition Agreement and other ancillary documents, (viii) considered the results of solicitations of interest from and discussions with third parties regarding potential business combinations involving Presley and (ix) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the foregoing information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Presley, the Acquired Assets or the Partnerships. With respect to the financial projections referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Presley and the Seller, as applicable, as to the future financial performance of Presley and the Acquired Assets and Partnerships. Further, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of Series A Common Stock (other than the Contractually Non-Tendering Holders), after giving effect to the Transactions, is fair to the holders of Series A Common Stock (other than the Contractually Non-Tendering Holders) from a financial point of view.

                                          Very truly yours,

                                          Warburg Dillon Read LLC

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